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                     November 18, 2022

       Glenn Murphy
       Chief Executive Officer
       KKR Acquisition Holdings I Corp.
       30 Hudson Yards, Suite 7500
       New York, NY 10001

                                                        Re: KKR Acquisition
Holdings I Corp.
                                                            Preliminary Proxy
Statement on Schedule 14A
                                                            Filed October 21,
2022
                                                            File No. 001-40225

       Dear Glenn Murphy:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Real Estate & Construction
       cc:                                              Joseph Kaufman, Esq.